ATG REMINDS STOCKHOLDERS TO VOTE FOR PRIMUS ACQUISITION

Special Meeting To Be Held On October 22, 2004

CAMBRIDGE, Mass. – Oct. 18, 2004 – With only three days left before the company’s Special Meeting of Stockholders, ATG (Art Technology Group, Inc., NASDAQ: ARTG) reminds all ATG stockholders to vote the WHITE proxy card today FOR the acquisition of Primus Knowledge Solutions, Inc. (NASDAQ: PKSI).

Bob Burke, President and CEO of ATG, stated, “Your Board and management team have a plan to create a leading software company with the scale and resources to compete effectively in a rapidly consolidating industry. We are confident that ATG’s acquisition of Primus will result in a stronger company, with improved prospects for profitability and growth. Our customers and partners, industry experts and ISS, the nation’s leading independent voting advisory firm, all support the acquisition. We urge all ATG stockholders to vote for the Primus acquisition today.”

VOTE YOUR WHITE PROXY CARD TODAY!

ATG stockholders who have questions about voting or changing their vote, or need assistance voting their shares, please call Mackenzie Partners, Inc., toll-free at 1 (800) 322-2885. Stockholders who hold their shares in a brokerage account or through a bank can vote right now by telephone or internet by following the directions on their voting form.

ABOUT PRIMUS KNOWLEDGE SOLUTIONS, INC.
Primus Knowledge Solutions (NASDAQ: PKSI) develops award-winning software that enables companies to provide a superior customer experience via contact centers, help desks, Web self-service, and electronic communication channels. Primus technology powers every interaction with knowledge to increase customer satisfaction and reduce operational costs. The company continues to receive industry accolades for its robust product platform, including a 2004 CRM Excellence Award and 2004 Users Choice Award for Primus® KnowledgeCenter, and “Strong Positive” ratings from Gartner, the leading provider of research and analysis on global IT, in both the Web Self-Service Gartner MarketScope for 1H04 and the ERMS Gartner MarketScope for 1H04. In 2003, Primus received the STAR Award for “Best Support Technology Vendor” from the Service & Support Professionals Association (SSPA), was recognized for its trend-setting products and named one of the “100 Companies that Matter in Knowledge Management” by KMWorld magazine, and received the CRM Excellence Award from the editors of Customer Interaction Solutions magazine. Global organizations such as Allied Irish Bank, The Boeing Company, CompuCom, EMC, Ericsson, Inc., Fujitsu Limited, Inc., IBM, HSBC, Orange, Motorola, 3Com, and T-Mobile rely on Primus technology to enhance their customer service and support initiatives. Visit www.primus.com for more information.

ABOUT ATG
ATG (Art Technology Group, Inc., NASDAQ: ARTG) delivers innovative software to help high-end consumer-facing companies create a richer, more adaptive interactive experience for their customers and partners online and via other channels. ATG has delivered category-leading e-business solutions to many of the world’s best-known brands including A&E Networks, American Airlines, AT&T Wireless, Best Buy, Fidelity Investments, France Telecom, Friends Provident, Hewlett-Packard, InterContinental Hotels Group, Kingfisher, Merrill Lynch, Neiman Marcus, Philips, Procter & Gamble, Target, US Army, US Federal Aviation Administration, Warner Music, and Wells Fargo. The company is headquartered in Cambridge, Massachusetts, with additional locations throughout North America, Europe, and Asia. For more information about ATG, please visit www.atg.com.

(C) 2004 Art Technology Group, Inc. ATG and Art Technology Group are registered trademarks of Art Technology Group, Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

Additional Information About The Acquisition And Where To Find It

ATG has filed a registration statement on Form S-4 in connection with the transaction, and ATG and Primus have mailed a joint proxy statement/prospectus to their respective stockholders in connection with the transaction. Investors and security holders of ATG and Primus are urged to read the joint proxy statement/prospectus because it contains important information about ATG, Primus and the transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus at the SEC’s Web site at www.sec.gov. A free copy of the joint proxy statement/prospectus may also be obtained from ATG or Primus. ATG and Primus file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC’s public reference rooms located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC’s other public reference rooms. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by ATG and Primus with the SEC are also available for free at the SEC’s Web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from ATG or Primus.

The executive officers and directors of ATG and Primus may be deemed to be participants in the solicitation of proxies from the stockholders of Primus and ATG in favor of the acquisition. A description of the interests of ATG’s executive officers and directors in ATG is set forth in the proxy statement for ATG’s 2004 Annual Meeting of Stockholders, which was filed with the SEC. A description of the interests of Primus’ executive officers and directors in Primus is set forth in the proxy statement for Primus’ 2004 Annual Meeting of Stockholders, which was filed with the SEC. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of ATG’s and Primus’ executive officers and directors in the acquisition by reading the joint proxy statement/prospectus filed with the SEC.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause ATG’s and Primus’ actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as, “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology. Important risk factors affecting ATG’s and Primus’ business generally may be found in their periodic reports and registration statements filed with the Securities and Exchange Commission at www.sec.gov. Risk factors related to the subject matter of this press release include: those regarding ATG’s expected financial results for the third quarter of 2004 or any quarters thereafter; the possibilities that ATG may not be successful in integrating Primus’ business with its own; that the anticipated cost savings from synergies will be less than expected; that depreciation, amortization and potential impairment charges associated with the acquisition could adversely affect the combined company’s results of operations; that shareholder approval and governmental clearances needed to consummate the transaction may be delayed or withheld; that ATG’s and Primus’ partners, customers or investors may react unfavorably to the combination; that if the acquisition is not completed, ATG’s and Primus’ businesses may be harmed; the risks and costs of potential and existing intellectual property litigation; the possibility that either company’s product deployments will not be successful, on time or significantly enhance the user’s Internet experience or handle user volumes; that those customers leveraging the combined companies’ products won’t have the opportunity to increase revenue and decrease future costs; the need to adapt to rapid changes so products do not become obsolete; the possibility of errors in both companies’ software products; the possibility that the company will not be successful in combining the companies’ solutions or the companies’ combined solutions will not make customer implementations faster or more flexible or permit the customer to meet its customer-facing or infrastructure requirements; that the companies’ products will not continue to be integrated with third party applications or application servers or will not support all Web services enabled systems; that ATG’s product strategy may change in the future; and the risks and costs of intellectual property litigation. Neither ATG nor Primus undertakes any obligation to update any of the forward-looking statements after the date of this press release.

CONTACT:
ATG
Ed Terino, 617-386-1005
eterino@atg.com

Jerry Sisitsky, 617-386-1158
jsisitsk@atg.com